Exhibit 6.4

SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL
AND CO-SALE AGREEMENT

THIS SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”), is made as of the ___th day of August, 2017 by and among Kindara Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, the Company and certain of the Investors are parties to the Series A Preferred Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which the Investors named therein have agreed to purchase shares of the Series A Preferred Stock of the Company, par value $0.00001 per share (“Series A Preferred Stock”); and

WHEREAS, the Key Holders, the Company and the existing Investors desire to further induce such Investors to purchase the Series A Preferred Stock;

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions.

1.1       “Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

1.2       “Capital Stock” means (a) shares of Common Stock or Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.3       “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.4       “Common Stock” means shares of Common Stock of the Company, par value $0.00001 per share.

1.5       “Company Notice” means written notice from the Company notifying the selling Investor or selling Key Holder, as applicable, that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed StockholderTransfer.

1.6       “Investor Notice” means written notice from an Investor notifying the Company and the selling Investor or selling Key Holder, as applicable, that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Stockholder Transfer.

1.7       “Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Subsection 6.9, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.11 and any one of them, as the context may require.

1.8       “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.9 or 6.16 and any one of them, as the context may require.

1.9       “Preferred Stock” means the Series Seed Preferred Stock, the Series Seed II Preferred Stock and the Series A Preferred Stock.

1.10       “Proposed Stockholder Transfer” means any bona fide assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors or Key Holders.

1.11       “Proposed Transfer Notice” means written notice from an Investor or Key Holder setting forth the terms and conditions of a Proposed Stockholder Transfer.

1.12       “Prospective Transferee” means any person to whom an Investor or Key Holder proposes to make a Proposed Stockholder Transfer.

1.13       “Restated Certificate” means the Company’s Third Amended and Restated Certificate of Incorporation, as amended from time to time.

1.14       “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Stockholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.15       “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Stockholder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

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1.16       “Secondary Notice” means written notice from the Company notifying the Investors and the selling Investor or selling Key Holder, as applicable, that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Stockholder Transfer.

1.17       “Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.18       “Series Seed Preferred Stock” means the shares of Series Seed Preferred Stock, par value $0.00001 per share, of the Company.

1.19       “Series Seed II Preferred Stock” means the shares of Series Seed II Preferred Stock, par value $0.00001 per share, of the Company.

1.20       “Transfer Stock” means shares of Capital Stock owned by an Investor or Key Holder, or issued to an Investor or Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.21       “Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Investor or selling Key Holder, as applicable, that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.           Agreement Among the Company, the Investors and the Key Holders.

2.1          Right of First Refusal.

(a)       Grant. Subject to the terms of Section 3 below, each Investor and each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Investor or Key Holder may propose to transfer in a Proposed Stockholder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)       Notice. Each Investor or Key Holder proposing to make a Proposed Stockholder Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Stockholder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Stockholder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Stockholder Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Investor or selling Key Holder, as applicable, within fifteen (15) days after delivery of the Proposed Transfer Notice.

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(c)       Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 3 below, each Investor and each Key Holder hereby unconditionally and irrevocably grants to the Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Stockholder Transfer, the Company must deliver a Secondary Notice to the selling Investor or selling Key Holder, as applicable, and to each Investor to that effect no later than fifteen (15) days after the selling Investor or selling Key Holder, as applicable, delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Investor or selling Key Holder, as applicable, and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)       Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Investors with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Subsection 2.1(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Investor or selling Key Holder, as applicable, and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two (2) or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Investor or selling Key Holder, as applicable, of that fact.

(e)       Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Investors have agreed to purchase in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Investors shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Investor or selling Key Holder, as applicable, shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Subsections 2.2 and 6.9(b); (ii) any future Proposed Stockholder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

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(f)       Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Investor or selling Key Holder, as applicable, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Stockholder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2      Right of Co-Sale.

(a)       Exercise of Right. If any Transfer Stock subject to a Proposed Stockholder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Stockholder Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Investor or selling Key Holder, as applicable, written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)       Shares Includable. Each Participating Investor may include in the Proposed Stockholder Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Stockholder Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Stockholder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Stockholder Transfer, plus the number of shares of Transfer Stock held by the selling Investor or selling Key Holder, as applicable. To the extent one (1) or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Stockholder Transfer shall be correspondingly reduced.

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(c)       Purchase and Sale Agreement. The Participating Investors and the selling Investor or selling Key Holder, as applicable, agree that the terms and conditions of any Proposed Stockholder Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Investor or selling Key Holder, as applicable, further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(d)       Allocation of Consideration.

(i)       Subject to Subsection 2.2(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Investor or selling Key Holder, as applicable, shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Investor or selling Key Holder, as applicable, as provided in Subsection 2.2(b), provided that if a Participating Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(ii)       In the event that the Proposed Stockholder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Investor or selling Key Holder, as applicable, in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate), and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding. In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Key Holder is placed into escrow, the Purchase and Sale Agreement shall provide that such consideration is allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate.

(e)       Purchase by Selling Investor or Key Holder; Deliveries. Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Investor or Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Investor or Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Investor or selling Key Holder, as applicable, to such Participating Investor or Investors shall be made in accordance with the first sentence of Subsection 2.2(d)(ii). In connection with such purchase by the selling Investor or selling Key Holder, as applicable, such Participating Investor or Investors shall deliver to the selling Investor or selling Key Holder, as applicable, any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Investor or selling Key Holder (or request that the Company effect such transfer in the name of the selling Investor or selling Key Holder). Any such shares transferred to the selling Investor or selling Key Holder, as applicable, will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Investor or selling Key Holder, as applicable, shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Subsection 2.2(e).

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(f)       Additional Compliance. If any Proposed Stockholder Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Investor or Key Holder proposing the Proposed Stockholder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3       Effect of Failure to Comply.

(a)       Transfer Void; Equitable Relief. Any Proposed Stockholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)       Violation of First Refusal Right. If any Investor or Key Holder becomes obligated to sell any Transfer Stock to the Company or any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Investor or Key Holder, as applicable, the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(c)       Violation of Co-Sale Right. If any Investor or Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Investor or Key Holder, as applicable, to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(d)(i) and the first sentence of Subsection 2.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the selling Investor or selling Key Holder, as applicable, not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2. Such selling Investor or selling Key Holder, as applicable, shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Subsection 2.2.

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3.       Exempt Transfers.

3.1       Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply (a) in the case of a selling Investor or selling Key Holder that is an entity, upon a transfer by such Investor or Key Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from an Investor or Key Holder by the Company at a price no greater than that originally paid by such Investor or Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge, or (d) in the case of a selling Investor or selling Key Holder that is a natural person, upon a transfer of Transfer Stock by such Investor or Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Investor or Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Investor or Key Holder or any such family members; provided that in the case of clause(s) (a) or (c), the Investor or Key Holder, as applicable, shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor or Key Holder, as applicable (but only with respect to the securities so transferred to the transferee), including the obligations of an Investor or Key Holder, as applicable, with respect to Proposed Stockholder Transfers of such Transfer Stock pursuant to Section 2; and provided further in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2       Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”); or (b) pursuant to a Deemed Liquidation Event (as defined in the Restated Certificate).

3.3       Prohibited Transferees. Notwithstanding the foregoing, no Investor or Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company; or (b) any third party, customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such third party, customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

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4.       Legend. Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Investors and Key Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Investor and Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.       Lock-Up.

5.1       Agreement to Lock-Up. Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Key Holders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

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5.2       Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

6.       Miscellaneous.

6.1       Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO; and (b) the consummation of a Deemed Liquidation Event (as defined in the Restated Certificate).

6.2       Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3       Ownership. Each Key Holder and Investor represents and warrants that such Key Holder or Investor, as applicable, is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4       Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Denver, Colorado, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Colorado or any court of the State of Colorado.

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6.5       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or if to an Investor, at its address set forth on the Financing Signature Page (as defined below), or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, it shall be addressed to Kindara Inc., 3004 Arapahoe Ave, Boulder, CO 80303, Attention: Ira Hernowitz, and a copy shall also be sent to Company Counsel LLC, 28 Stone Ave, Winchester, MA 01890, Attention: Steve Cagnetta.

6.6       Entire Agreement. This Agreement (including, the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.7       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8       Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion, (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders and (iii) Schedule A hereto may be amended by the Company from time to time in accordance with the Purchase Agreement to add information regarding Additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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6.9       Assignment of Rights.

(a)       The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)       Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)       The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate, or (ii) to an assignee or transferee who acquires at least 470,810shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)       Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

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6.10       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11       Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

6.12       Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.13       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.14       Counterparts. This Agreement may be executed in two (2) or more counterparts (including, in the case of the Investors, a financing signature page as attached to the Purchase Agreement (a “Financing Signature Page”)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.15       Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company, the Investors and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.16       Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

Kindara Inc.

By:
Ira Hernowitz, Chief Executive Officer

KEY HOLDERS:

William Sacks

Katherine Bicknell

SOSventures LLC

By:
Sean O’Sullivan, Managing Director

SCHEDULE A

INVESTORS

Name and Address
Boston Seed Capital II, LP 232 Fox Hill Street Westwood, MA 02090 Attn: Nicole M. Stata nstata@bostonseed.com
62 Mile Ventures LLC 201 W 70th St., 26f New York, NY 10023 Attn: Christopher F. Allwin callwin@62mileventures.com
MENA Venture Investments LTD 2304 A, Business Central Towers Dubai Media City, Dubai United Arab Emirates Attn: Fares Ghandour fares@mvi.vc
Goodworks Ventures, LLC P.O. Box 96 Arlee, MT 59821 Dawn McGee dawn@goodworksventures.com
Kimberly Smith Spacek 285 Central Park West, Apt. 10E New York, NY 10024 ksmith01@usa.net
Service Provider Capital Fund I, LP 601 16th Street - Suite C - #270 Golden, CO 80401 Attn: Joseph Shepherd deals@serviceprovidercapital.com
Accretive Asset Management, Inc. 24502 Pelican Hill Dr. Katy, TX 77494 philter@gmail.com
Alan B. Lichtenberg Trust 130 Pearl St., #1908 Denver, CO 80203-4192 drlichtenberg@comcast.net
Andrew Wilson 409 West Spruce St. Louisville, CO 80027 Andrew.C.Wilson@mwhglobal.com
AngelList-Kara-Fund, a series of AngelList-JS-Funds, LLC P.O. Box 171305 Salt Lake City, UT 84117 angellist@assurefundmgmt.com

Chad McDaniel 2829 Shoshone Trl Lafayette, CO 80026 cmcdaniel@yescommunities.com
Charles G. Bird 3310 221st Ave. SE Sammamish, WA 98075 birdandcat@aol.com
Clarion Direct Investment, LLC - Series B 3601 Green Rd., Suite 308 Beachwood, OH 44122 Attn: Morris H Wheeler mowheeler@drummondroad.com
Danielle Sandusky 1555 California St., #502 Denver, CO 80202 dani80202@gmail.com
Darren Kelly 1144 Green Circle Boulder, CO 80305 darren.kelly2@gmail.com
Ellen Burnes 753 Bluestein Ln. Louisville, CO 80027 ellen.burnes@gmail.com
Ellis Rainsberger 980 Pico Pt. Colorado Springs, CO 80903 bud@rwapartners.com
Eric Kirby 2060 Stony Hill Rd. Boulder, CO 80305 eric@erickirby.net
Frank O. Heintz 212 Raymond Ave. Charlottesville, VA 22903 foah@oal.com
Gabriel Zichermann 228 Park Avenue S. #39971 New York City, NY 10003 gzicherm@gmail.com
Gedaly Levin 1731 Beacon St. #1204 Brookline, MA 02445 genalevin@yahoo.com

Gerald Pecor 161 Cooper Road Milton, VT 05468 jpecor@comcast.net
Ian McVeigh, Valerie McVeigh JTWROS 4026 Nevis Street Boulder, CO 80301 Ifmcveigh@yahoo.com
Jeffrey Wald 175 East 96th St., Apt. 28D New York City, NY 10128 jwald@workmarket.com
Jessica Bruce 565 Mount Anne Drive Waterloo, Ontario N2L 4W5 Canada jessica.jasmine@gmail.com
Jill Shah 292 Marlborough Street Boston, MA 02116 jill@jillshah.com
John Ortved 8 Jones St., Apt 3C New York, NY 10014 john.ortved@gmail.com
Jon Hallett 936 Los Angeles Ave. Atlanta, GA 30306 jon.hallett@hallettcapital.com
Jonathan David Mullen P.O. Box 4404 Boulder, CO 80306 jon@industrialunderground.com
Josh Guttman 55 Berry St., Apt. 6a Brooklyn, NY 11249 j@joshguttman.com
JP Surgical LLC 721 Maxwell Place Ridgewood, NJ 07450 johnpark@post.harvard.edu
Kathleen Marjorie Pocock 250 Willow Ave. Toronto, Ontario M4E 3K7 Canada katiep@rogers.com
Katinka Locascio 5-43 48th Ave., 8A Long Island City, NY 11101 katinka.locascio@gmail.com

Katinka Locascio 2007 Irrevocable Trust 5-43 48th Ave., 8A Long Island City, NY 11101 katinka.locascio@gmail.com
Kraus Kapital LLC 2714 Northbrook Pl. Boulder, CO 80304 elizabethannkraus@gmail.com
Lil Jacket Inc. 630 Southpoint Ct., Suite 200 Colorado Springs, CO 80905 cblees@biggskofford.com
Matthew Kirby Smith 5128 rue West Broadway Montreal QC, H4V 2A2 Matt.smith@tandemlaunch.com
Misha David Chellam P.O. Box 3663 Saratoga, CA 95070 mishachellam@gmail.com
Nathanial Jordan Ramer and Sandra Faith Hoffman, 2008 Revocable Trust 2124 Hillsboro Ave. Los Angeles, CA 90034 jramer@evconnect.com
Nicolas Amarelle 19 de abril 3521 CP 11700 Montevideo, Uruguay namarelle@codigodelsur.com
Paul Schuler 109 Boulder View Lane Boulder, CO 80304 pcschuler@msn.com
PV Ventures II, L.P. 630 Southpointe Ct., Suite 200 Colorado Springs, CO 80905 aaron.stachel@pvstrat.com billm@pvstrat.com
Rick Saltzman 1315 Oak Court Boulder, CO 80304 rick.saltzman@gmail.com
Sillysoft Games Ltd. 94-1155 Haro St. Vancouver, British Columbia V6E 1E4 Canada dustin@sillysoft.net

SOSventures LLC 2nd Floor Penrose Wharf Alfred Street, Cork, Ireland Attn: Sean O'Sullivan sean.osullivan@sosventures.com cyril.ebersweiler@sosventures.com
Susanna Locascio 43-33 41st St., #1A Sunnyside, NY 11104 susanna.locascio@gmail.com
Synergy5280 LLC 2500 Leyden St. Denver, CO 80207 findcolleen@gmail.com
The Jon Staenberg Trust 2121 Terry Ave., #1403 Seattle, WA 98121 jon@handofgodwines.com
Thomas Resman and Mary Jo Resman 5595 Butler Ct. Colorado Springs, CO 80918 tomresman@gmail.com
Tom and Lois Virden, JTWROS 1545 Sunset Blvd. Boulder, CO 80304 tom@shannonvirden.com loismshannon@gmail.com
Vast Ventures V LP 20 Butternut Dr Pearl River NY 10965 D@vastvc.com
Watershed Technologies Inc. 477A Dupont St. Toronto, Ontario M6G 1Y6 Canada doug.hart@watershed.ca
Soaring Wisdom Capital LLC 228 Hamilton Ave. 3FL Palo Alto, CA. 94301 Attn: Richard Lee rlee.soaringwisdomcapital@gmail.com
FG Angel LLC 1050 Walnut Street, Ste 210 Boulder CO 80302 Attn: Brad Feld brad@foundrygroup.com

A-KWD-24-Fund, a series of AngelList-FG-Funds, LLC

P.O. Box 171305

Salt Lake City, UT 84117

Attn: Jens Beyrich

angellist@assurefundmgmt.com

Seven Peaks Ventures Fund I, LP
1001 SW Emkay Drive, Suite 140
Bend, OR  97702
Attn: Dino Vendetti
dino@sevenpeaksvc.com

Ira Hernowitz

269 Castle Rocks Rd

Warwick RI 02886

ira@kindara.com

Malte and Raychel Muenke 1760 Sunset Blvd Boulder, CO 80304 malte@kindara.com
Mango Seed Investment Fund LLC c/o Tej Dhawan 11650 NW Oaktree Drive Grimes, IA 50111 tej@dhawan.com
Jon Staenberg 2121 Terry Ave, #1403 Seattle, WA 98121 jon@staenberg.com
AngelList-Kara-Fund, a series of AngelList-JS-Funds, LLC c/o Assure Fund Management, LLC, Manager of the Fund, PO Box 171305, Salt Lake City, UT 84117 ops@assurefundmgmt.com
CircleUp Marketplace Index Fund 818 Mission Street, Suite 300 San Francisco, CA 94103 ahochberg@circleup.com
David Nissen 227 Blue Creek Drive Winter Springs, FL 32708 dcnissen@yahoo.com
Frank Heintz 212 Raymond Avenue Charlottesville, VA 22903 foah@aol.com
Alan Copperman 55 West 73rd Street, Apt 1 New York, NY 10023 acopperman@rmany.com
Seglo Capital, LLC 9600 Blackwell Road, Suite 500 Rockville, MD 20850 mark.segal@sgfertility.com

Lil Jacket, Inc. 630 Southpointe Ct., Suite 200 Colorado Springs, CO 80906 cblees@biggskofford.com
Credo Investments, LLC 690 Ninth Street Lake Oswego, OR 97034 jrbednark@gmail.com
Hana Microelectronics PLC 65/98 Soi Vibhavadi-Rangsit 64 Junction 2, Talad Bangkhen, Laksi, Bangkok 10210 Thailand thang_bui@hanaus.com

SCHEDULE B

KEY HOLDERS

Name and Address

William Sacks

c/o Kindara Inc.

2560 28th Street, Suite 201

Boulder, CO 80301

Katherine Bicknell

2212 Mapleton Ave.

Boulder, CO 80304

SOSventures LLC

2nd Floor Penrose Wharf

Alfred Street, Cork, Ireland

Attn: Sean O'Sullivan

sean.osullivan@sosventures.com